Exhibit (a)(5)(iv)

Mangrove Announces Termination of Tender Offer for Shares of Common Stock of Asta Funding, Inc.

NEW YORK, April 26, 2016 -- Mangrove Partners ("Mangrove") today announced that it has terminated the previously announced cash tender offer to acquire 3,000,000 shares of common stock of Asta Funding, Inc. (“ASTA”) at an offering price of $9.50 per share. The tender offer was due to expire at 5:00 pm New York City Time on Monday, May 9, 2016.

Mangrove has terminated the tender offer because it determined that a condition to the tender offer would not be satisfied. Specifically, Mangrove’s obligation to acquire shares pursuant to the tender offer was subject to various terms and conditions specified in Mangrove’s original offer to purchase, dated as of March 22, 2016, and a supplement to the original offer to purchase and the related amended letter of transmittal, dated as of April 15, 2016, which included a condition that Mangrove can terminate the tender offer if ASTA has not cancelled its “Dutch Auction” Self Tender Offer.

None of the shares of ASTA’s common stock were purchased in the tender offer and as a result of the termination, all of the shares of ASTA’s common stock previously tendered will be promptly returned to the holders thereof, and no consideration will be paid to holders who have tendered their shares of ASTA’s common stock.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF ASTA FUNDING.  THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE WAS MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, SUPPLEMENT TO OFFER TO PURCHASE, AMENDED LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”).  THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE PREVIOUSLY FILED OFFERING DOCUMENTS.  SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE ORIGINAL OFFER TO PURCHASE, THE SUPPLEMENT TO OFFER TO PURCHASE, THE AMENDED LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE ORIGINAL OFFER TO PURCHASE, THE SUPPLEMENT, THE AMENDED LETTER OF TRANSMITTAL AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE OFFER, MORROW & CO., LLC AT (800) 662-5200 (TOLL-FREE) OR BY EMAIL AT TENDERINFO@MORROWCO.COM.

Forward-looking Statements

 This press release may contain forward-looking statements, including, but not limited to, statements regarding Mangrove’s offer to acquire shares of Common Stock of Asta. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Mangrove and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Mangrove undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact

Mangrove Partners
Nathaniel August / Philip Lee 212-897-9535